Western New England Bancorp, Inc. 8-K

Exhibit 99.1

For further information contact: James C. Hagan, President and CEO Guida R. Sajdak, Executive Vice President and CFO Meghan Hibner, Vice President and Investor Relations Officer 413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE AND SIX MONTHS

ENDED JUNE 30, 2022 AND DECLARES QUARTERLY CASH DIVIDEND

THE COMPANY ALSO ANNOUNCES A NEW 5% SHARE REPURCHASE PLAN

Westfield, Massachusetts, July 26, 2022: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and six months ended June 30, 2022. For the three months ended June 30, 2022, the Company reported net income of $5.5 million, or $0.25 per diluted share, compared to net income of $5.7 million, or $0.24 per diluted share, for the three months ended June 30, 2021. On a linked quarter basis, net income was $5.5 million, or $0.25 per diluted share, as compared to net income of $5.3 million, or $0.24 per diluted share, for the three months ended March 31, 2022. For the six months ended June 30, 2022, net income was $10.9 million, or $0.49 per diluted share, compared to net income of $11.4 million, or $0.47 per diluted share, for the six months ended June 30, 2021.

The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.06 per share on the Company’s common stock. The dividend will be payable on or about August 24, 2022 to shareholders of record on August 10, 2022. In addition, the Board of Directors authorized a stock repurchase plan (the “2022 Plan”), pursuant to which the Company may repurchase up to 1.1 million shares of the Company’s common stock, or approximately 5.0%, of the Company’s outstanding shares, of common stock as of the date the 2022 Plan was adopted. Repurchase under the 2022 Plan may begin after the Company has repurchased all of the shares of its common stock authorized for repurchase under the stock repurchase plan adopted in 2021 (the “2021 Plan”). The 2021 Plan was announced on April 27, 2021 and as of June 30, 2022, there were 271,472 shares of common stock available for purchase under the 2021 Plan.

“The Company continues to experience strong quarterly earnings adding to the momentum from last year’s record profitability. We are pleased to report solid earnings for the second quarter of 2022 along with strong overall loan growth. We remain focused on executing our strategy of driving commercial loan growth, which has been a key contributor to the Company’s ongoing profitability,” said James C. Hagan, President and Chief Executive Officer. “We remain optimistic about the Company’s growth opportunities in 2022 and we continue to be successful despite the current economic environment.

The Company continues to show strong loan growth in key loan categories funded by excess cash generated through increases in our core deposits. We saw strong organic core deposit grow of $96.7 million, or 5.2%, since year-end, which will be beneficial in a rising interest rate environment. We are pleased to report that our total loan portfolio increased $133.7 million, or 7.3% during the six months ended June 30, 2022, excluding Paycheck Protection Program (“PPP”) loans that were forgiven by the Small Business Administration (“SBA”). As we continue to add new customer relationships throughout New England and in key strategic lending areas, we have seen the strongest growth from our commercial real estate lending portfolio, which increased $94.9 million, or 9.7%, during the six months ended June 30, 2022. Commercial and industrial loans continue to be added to our loan portfolio and remain a strategic priority. We continue to be mindful of certain economic and business conditions, such as inflation, utilization of accumulated cash to fund operations, and supply chain issues that may affect some of our business customers, as well as the additional anticipated Federal Reserve interest rate increases, but remain optimistic about our loan portfolio growth and meeting the needs of our business and commercial customers.

We believe the balance sheet management steps we took in 2021 have had a positive impact on earnings and growth and have directly resulted in an increase in net interest income and the net interest margin, which increased from 3.08% in the fourth quarter of 2021 to 3.24% in the second quarter of 2022. Our disciplined approach to managing funding costs has helped to expand our net interest margin as we continue to deploy our excess liquidity and core deposits to fund loan growth. Our asset quality remains extremely solid, with historical lows for nonperforming loans to total loans of 0.21%, and our capital position continues to remain strong.”

Hagan concluded, “We will continue to implement our various strategic initiatives which have resulted in solid earnings last year and through the first two quarters of this year and will continue our efforts to grow the Company throughout the remaining quarters and increase overall shareholder value.”

Key Highlights:

Loans and Deposits. At June 30, 2022, total loans were $2.0 billion, an increase of $111.0 million, or 6.0%, from December 31, 2021. Excluding PPP loans, total loans increased $133.7 million, or 7.3%, from December 31, 2021, primarily due to a $94.9 million, or 9.7%, increase in commercial real estate loans from December 31, 2021 to June 30, 2022.

At June 30, 2022, total deposits were $2.3 billion, an increase of $45.1 million, or 2.0%, from December 31, 2021. Core deposits, which include non-interest bearing demand accounts, increased $96.7 million, or 5.2%, from $1.9 billion, or 82.2% of total deposits, at December 31, 2021, to $2.0 billion, or 84.8% of total deposits at June 30, 2022. The loan to deposit ratio increased from 82.6% at December 31, 2021 to 85.8% at June 30, 2022.

Allowance for Loan Losses and Credit Quality. At June 30, 2022, the allowance for loan losses as a percentage of total loans and as a percentage of nonperforming loans was 0.99% and 476.5%, respectively. At June 30, 2022, nonperforming loans totaled $4.1 million, or 0.21% of total loans, compared to $5.0 million, or 0.27% of total loans, at December 31, 2021. Total delinquency increased $71,000, or 3.3%, from $2.1 million, or 0.11% of total loans at December 31, 2021 to $2.2 million, or 0.11% of total loans at June 30, 2022.

Net Interest Margin. The net interest margin was 3.24% for the three months ended June 30, 2022 compared to 3.18% for the three months ended March 31, 2022. The net interest margin, on a tax-equivalent basis, was 3.26% for the three months ended June 30, 2022, compared to 3.20% for the three months ended March 31, 2022.

Repurchases. On April 27, 2021, the Board of Directors authorized the 2021 Plan, pursuant to which the Company is authorized to repurchase up to 2.4 million shares, or 10% of its outstanding common stock, as of the date the 2021 Plan was adopted. During the three months ended June 30, 2022, the Company repurchased 293,173 shares of common stock under the 2021 Plan. During the six months ended June 30, 2022, the Company repurchased 405,847 shares of common stock under the 2021 Plan. At June 30, 2022, there were 271,472 shares of common stock available for repurchase under the 2021 Plan.

On July 26, 2022, the Board of Directors authorized the 2022 Plan, pursuant to which the Company may repurchase up to 1.1 million shares of common stock, which is approximately 5.0% of the Company’s outstanding shares as of the date the 2022 Plan was adopted. Repurchases under the 2022 Plan may commence after the Company has repurchased all of the shares of common stock authorized for repurchase under the 2021 Plan.

The shares of common stock repurchased under the 2021 Plan and the 2022 Plan will be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that management determines additional repurchases are not warranted. The timing and amount of additional share repurchases under the 2021 Plan and the 2022 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Capital Management. Book value per share was $9.58 at June 30, 2022, compared to $9.87 at December 31, 2021, while tangible book value per share, a non-GAAP financial measure, decreased $0.29, or 3.1%, from $9.21 at December 31, 2021 to $8.92 at June 30, 2022. During the six months ended June 30, 2022, the change in accumulated other comprehensive income/loss (“AOCI”) reduced the tangible book value per common share by $0.64 as of June 30, 2022, primarily due to the impact of higher interest rates on the fair value of available-for-sale securities.  Tangible book value is a non-GAAP measure. See pages 18-21 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures. As of June 30, 2022, the Company’s and the Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Net Income for the Three Months Ended June 30, 2022 Compared to the Three Months Ended March 31, 2022.

The Company reported net income of $5.5 million, or $0.25 per diluted share, for the three months ended June 30, 2022, compared to net income of $5.3 million, or $0.24 per diluted share, for the three months ended March 31, 2022. Net interest income increased $694,000, or 3.7%, non-interest income increased $393,000, or 16.7%, and non-interest expense decreased $23,000, or 0.2%, while the provision for loan losses increased $725,000, or 170.6%, during the same period. Return on average assets and return on average equity were 0.87% and 10.22%, respectively, for the three months ended June 30, 2022, compared to 0.85% and 9.65%, respectively, for the three months ended March 31, 2022.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income increased $694,000, or 3.7%, to $19.4 million for the three months ended June 30, 2022, from $18.7 million for the three months ended March 31, 2022. The increase in net interest income was primarily due to an increase in interest and dividend income of $703,000, or 3.5%. During the three months ended June 30, 2022 and the three months ended March 31, 2022, interest and dividend income included PPP interest and fee income (“PPP income”) of $129,000 and $562,000, respectively. During the three months ended June 30, 2022, the Company recorded $64,000 in positive purchase accounting adjustments, compared to positive purchase accounting adjustments of $39,000 during the three months ended March 31, 2022. Excluding PPP income and purchase accounting adjustments, net interest income increased $1.1 million, or 6.1%, from the three months ended March 31, 2022 to the three months ended June 30, 2022.

The net interest margin was 3.24% for the three months ended June 30, 2022 compared to 3.18% for the three months ended March 31, 2022. The net interest margin, on a tax-equivalent basis, was 3.26% for the three months ended June 30, 2022, compared to 3.20% for the three months ended March 31, 2022. The average yield on interest-earning assets was 3.47% for the three months ended June 30, 2022, compared to 3.41% for the three months ended March 31, 2022. The average loan yield was 3.83% for the three months ended June 30, 2022, compared to 3.87% for the three months ended March 31, 2022. Excluding PPP income, the net interest margin was 3.23% for the three months ended June 30, 2022, compared to 3.10% for the three months ended March 31, 2022.

During the three months ended June 30, 2022, average interest-earning assets increased $12.6 million, or 0.5%, to $2.4 billion, primarily due to an increase in average loans of $54.6 million, or 2.9%, partially offset by a decrease in short-term investments of $32.1 million, or 56.3%, and a decrease in average securities of $9.9 million, or 2.3%. Excluding PPP loans, average loans increased $66.6 million, or 3.5%, from the three months ended March 31, 2022 to the three months ended June 30, 2022.

The average cost of total funds, including non-interest bearing accounts and borrowings, remained unchanged at 0.22% for the three months ended June 30, 2022, compared to the three months ended March 31, 2022. The average cost of core deposits, including non-interest bearing demand deposits, increased one basis point to 15 basis points for the three months ended June 30, 2022, from 14 basis points for the three months ended March 31, 2022. The average cost of time deposits decreased three basis points from 0.35% for the three months ended March 31, 2022 to 0.32% for the three months ended June 30, 2022. The average cost of borrowings, including subordinated debt, decreased 55 basis points from 4.65% for the three months ended March 31, 2022 to 4.10% for the three months ended June 30, 2022. Average demand deposits, an interest-free source of funds, increased $2.6 million, or 0.4%, from $633.1 million, or 28.1% of total average deposits, for the three months ended March 31, 2022, to $635.7 million, or 28.0% of total average deposits, for the three months ended June 30, 2022.

Provision for Loan Losses

During the three months ended June 30, 2022, the provision for loan losses increased $725,000, from a credit for loan losses of $425,000 for the three months ended March 31, 2022, to a provision for loan losses of $300,000. The increase in the provision for loan losses was due to strong organic loan growth during the quarter. Management continues to assess the exposure of the Company’s loan portfolio to the COVID-19 pandemic, economic trends and their potential effect on asset quality. The Company has deferred the adoption of the Current Expected Credit Loss allowance methodology, as permitted by its classification as a Smaller Reporting Company under Securities and Exchange Commission rules. Management will continue to closely monitor portfolio conditions and re-evaluate the adequacy of the allowance.

The Company recorded net charge-offs of $48,000 for the three months ended June 30, 2022, as compared to net charge-offs of $54,000 for the three months ended March 31, 2022. At June 30, 2022, nonperforming loans totaled $4.1 million, or 0.21% of total loans, and total delinquency as a percentage of total loans was 0.11%.

Non-Interest Income

On a sequential quarter basis, non-interest income increased $393,000, or 16.7%, to $2.7 million for the three months ended June 30, 2022, from $2.3 million for the three months ended March 31, 2022. Service charges and fees increased $172,000, or 8.0%, from the three months ended March 31, 2022 to $2.3 million for the three months ended June 30, 2022. The Company reported unrealized losses on marketable equity securities of $225,000 for the three months ended June 30, 2022, compared to unrealized losses of $276,000 for the three months ended March 31, 2022. Income from bank-owned life insurance increased $10,000, or 2.2%, from the three months ended March 31, 2022 to $458,000, for the three months ended June 30, 2022. During the three months ended June 30, 2022, the Company reported $21,000 in other income from loan-level swap fees on commercial loans and a gain of $141,000 on non-marketable equity investments. During the three months ended March 31, 2022, the Company reported a net loss of $4,000 on securities sales. The Company did not sell any securities during the three months ended June 30, 2022.

Non-Interest Expense

For the three months ended June 30, 2022, non-interest expense decreased $23,000, or 0.2%, to $14.4 million from the three months ended March 31, 2022. Salaries and employee benefits decreased $3,000 to $8.2 million, occupancy expense decreased $186,000, or 13.6%, FDIC insurance expense decreased $52,000, or 18.2%, and furniture and equipment expenses decreased $4,000, or 0.7%. These decreases were partially offset by increases in professional fees of $142,000, or 24.6%, advertising expense of $13,000, or 3.3%, data processing expense of $8,000, or 1.1%, and other non-interest expense of $59,000, or 2.5%. For the three months ended June 30, 2022, the adjusted efficiency ratio, a non-GAAP financial measure, was 65.0%, compared to 67.8% for the three months ended March 31, 2022. The adjusted efficiency ratio is a non-GAAP measure. See pages 18-21 for the related ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended June 30, 2022 was $1.9 million, or an effective tax rate of 25.2%, compared to $1.7 million, or an effective tax rate of 24.2%, for three months ended March 31, 2022. The increase in the effective tax rate reflects higher projected pre-tax income for the year ending December 31, 2022.

Net Income for the Three Months Ended June 30, 2022 Compared to the Three Months Ended June 30, 2021.

The Company reported net income of $5.5 million, or $0.25 per diluted share, for the three months ended June 30, 2022, compared to net income of $5.7 million, or $0.24 per diluted share, for the three months ended June 30, 2021. Return on average assets and return on average equity was 0.87% and 10.22%, respectively, for the three months ended June 30, 2022, as compared to 0.92% and 10.16%, respectively, for the three months ended June 30, 2021.

Net Interest Income and Net Interest Margin

Net interest income increased $1.6 million, or 8.9%, to $19.4 million, for the three months ended June 30, 2022, from $17.8 million for the three months ended June 30, 2021. The increase was due to an increase in interest and dividend income of $994,000, or 5.1%, and a decrease in interest expense of $594,000, or 32.2%. Interest expense on deposits decreased $476,000, or 32.5%, and interest expense on borrowings decreased $118,000, or 30.9%. For the three months ended June 30, 2022, net interest income included $129,000 in PPP income, compared to $1.6 million for the three months ended June 30, 2021. Excluding PPP income, net interest income increased $3.1 million, or 19.1%, primarily due to an increase in interest and dividend income of $2.5 million, or 13.8%.

The net interest margin was 3.24% for the three months ended June 30, 2022, compared to 3.06% for the three months ended June 30, 2021. The net interest margin, on a tax-equivalent basis, was 3.26% for the three months ended June 30, 2022, compared to 3.08% for the three months ended June 30, 2021. The increase in the net interest margin was due to an increase in average loans outstanding of $38.1 million, or 2.0%, from the three months ended June 30, 2021, compared to the three months ended June 30, 2022.

The average yield on interest-earning assets increased seven basis points from 3.40% for the three months ended June 30, 2021 to 3.47% for the three months ended June 30, 2022. During the three months ended June 30, 2022, the average cost of funds, including non-interest-bearing demand accounts and borrowings, decreased 11 basis points, from 0.33% for the three months ended June 30, 2021 to 0.22% for the three months ended June 30, 2022. The average cost of core deposits, which include non-interest-bearing demand accounts, decreased four basis points, from 0.19% for the three months ended June 30, 2021 to 0.15% for the three months ended June 30, 2022. The average cost of time deposits decreased 24 basis points from 0.56% for the three months ended June 30, 2021 to 0.32% for the three months ended June 30, 2022. The average cost of borrowings increased 129 basis points during the same period due to the full quarter impact of the $20.0 million in subordinated debt issued on April 19, 2021. For the three months ended June 30, 2022, average demand deposits, an interest-free source of funds, increased $32.4 million, or 5.4%, to $635.7 million, or 28.0% of total average deposits, from $603.3 million, or 27.9% of total average deposits for the three months ended June 30, 2021.

During the three months ended June 30, 2022, average interest-earning assets increased $68.2 million, or 2.9%, to $2.4 billion compared to the three months ended June 30, 2021, primarily due to an increase in average securities of $120.0 million, or 39.5%, and an increase in average loans of $38.1 million, or 2.0%, partially offset by a decrease in short-term investments of $89.9 million, or 78.3%. Excluding average PPP loans, average interest-earning assets increased $220.7 million, or 10.2%, and average loans increased $190.7 million, or 10.9%, from the three months ended June 30, 2021 to the three months ended June 30, 2022.

Provision for Loan Losses

The Company recorded a provision for loan losses of $300,000 for three months ended June 30, 2022, compared to a credit for loan losses of $1.2 million for the three months ended June 30, 2021. The increase in the provision for loan losses was due to strong organic loan growth during the second quarter of 2022. The Company recorded net charge-offs of $48,000 for the three months ended June 30, 2022, as compared to net charge-offs of $157,000 for the three months ended June 30, 2021. Management continues to assess the exposure of the Company’s loan portfolio to the COVID-19 pandemic related factors, economic trends and their potential effect on asset quality.

Non-Interest Income

Non-interest income increased $332,000, or 13.8%, to $2.7 million for the three months ended June 30, 2022, from $2.4 million for the three months ended June 30, 2021. During the three months ended June 30, 2022, service charges and fees on deposits increased $271,000, or 13.1%, primarily due to the $177,000, or 19.1%, increase in ATM and debit card interchange income from increased card-based transaction usage across our checking account base. Other income from loan-level swap fees on commercial loans increased $21,000 from the three months ended June 30, 2021 to the three months ended June 30, 2022. Income from bank-owned life insurance decreased $42,000, or 8.4%, from the three months ended June 30, 2021 to the three months ended June 30, 2022. During the three months ended June 30, 2021, mortgage banking income from the sale of fixed rate residential real estate loans totaled $242,000. The Company did not sell any loans to the secondary market during the three months ended June 30, 2022. The Company reported a gain of $141,000 on non-marketable equity investments and reported an unrealized loss on marketable equity securities of $225,000, during the three months ended June 30, 2022, compared to unrealized gains on marketable equity securities of $6,000 during the three months ended June 30, 2021. The Company also reported realized losses on the sale of securities of $12,000 during the three months ended June 30, 2021. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes.

During the three months ended June 30, 2021, the Company recognized a loss on interest rate swap termination of $402,000 representing the unamortized portion of a $3.4 million loss associated with the previous termination of a $32.5 million interest rate swap on March 16, 2016. The unamortized portion of the loss was previously reported in accumulated other comprehensive income and amortized through interest expense, however, as the previously hedged item was discontinued, the Company accelerated the remaining unamortized loss.

Non-Interest Expense

For the three months ended June 30, 2022, non-interest expense increased $759,000, or 5.6%, to $14.4 million from $13.7 million, for the three months ended June 30, 2021. The increase in non-interest expense was partially due to an increase in salaries and benefits of $263,000, or 3.3%, due to normal annual salary increases. Other non-interest expense increased $260,000, or 12.2%, professional fees increased $130,000, or 22.1%, occupancy expense increased $78,000, or 7.1%, advertising expense increased $65,000, or 18.7%, furniture and equipment expense increased $26,000, or 5.1%, and FDIC insurance expense increased $9,000, or 4.0%. During the same period, data processing expense decreased $27,000, or 3.6%. During the three months ended June 30, 2021, the Company prepaid $32.5 million of FHLB borrowings resulting in a loss of $45,000. For the three months ended June 30, 2022, the adjusted efficiency ratio, a non-GAAP financial measure, was 65.0%, compared to 66.1% for the three months ended June 30, 2021. The adjusted efficiency ratio is a non-GAAP measure. See pages 18-21 for the related efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended June 30, 2022 was $1.9 million, representing an effective tax rate of 25.2%, compared to $2.1 million, representing an effective tax rate of 27.0%, for three months ended June 30, 2021.

Net Income for the Six Months Ended June 30, 2022 Compared to the Six Months Ended June 30, 2021

For the six months ended June 30, 2022, the Company reported net income of $10.9 million, or $0.49 per diluted share, compared to $11.4 million, or $0.47 per diluted share, for the six months ended June 30, 2021. Return on average assets and return on average equity were 0.86% and 9.93% for the six months ended June 30, 2022, respectively, compared to 0.95% and 10.25% for the six months ended June 30, 2021, respectively.

Net Interest Income and Net Interest Margin

During the six months ended June 30, 2022, net interest income increased $2.3 million, or 6.3%, to $38.1 million, compared to $35.8 million for the six months ended June 30, 2021. The increase in net interest income was due to a decrease in interest expense of $1.4 million, or 35.2%, and an increase in interest and dividend income of $904,000, or 2.3%. The decrease in interest expense was due to a decrease in interest expense on deposits of $1.2 million, or 38.1%, and a decrease of $138,000, or 21.1%, in interest expense on borrowings. For the six months ended June 30, 2022, interest and dividend income included $691,000 in PPP income, compared to $4.0 million during the six months ended June 30, 2021. Excluding PPP income, net interest income increased $5.6 million, or 17.6% for the same period.

The net interest margin for the six months ended June 30, 2022 was 3.21%, compared to 3.15% during the six months ended June 30, 2021. The net interest margin, on a tax-equivalent basis, was 3.23% for the six months ended June 30, 2022, compared to 3.17% for the six months ended June 30, 2021. Excluding the PPP income, the net interest margin increased from 3.01% for the six months ended June 30, 2021 to 3.16% for the six months ended June 30, 2022.

The average yield on interest-earning assets decreased seven basis points from 3.51% for the six months ended June 30, 2021 to 3.44% for the six months ended June 30, 2022. During the six months ended June 30, 2022, the average cost of funds, including non-interest-bearing demand accounts and borrowings, decreased 14 basis points from 0.36% for the six months ended June 30, 2021 to 0.22% for the six months ended June 30, 2022. For the six months ended June 30, 2022, the average cost of core deposits, including non-interest-bearing demand deposits, decreased six basis points from 0.20% for the six months ended June 30, 2021 to 0.14% for the six months ended June 30, 2022. The average cost of time deposits decreased 28 basis points from 0.62% for the six months ended June 30, 2021 to 0.34% during the same period in 2022. The average cost of borrowings, which include FHLB advances and subordinated debt, increased 184 basis points from 2.47% for the six months ended June 30, 2021 to 4.31% for the six months ended June 20, 2022. For the six months ended June 30, 2022, average demand deposits, an interest-free source of funds, increased $51.8 million, or 8.9%, from $582.5 million, or 27.4% of total average deposits, for the six months ended June 30, 2021, to $634.4 million, or 28.0% of total average deposits.

During the six months ended June 30, 2022, average interest-earning assets increased $99.2 million, or 4.3%, to $2.4 billion. The increase in average interest-earning assets was due to an increase in average loans of $5.0 million, or 0.3%, as well as an increase in average securities of $158.3 million, or 58.5%. Both were partially offset by a decrease of $64.1 million, or 61.1%, in short-term investments. Excluding average PPP loans, average interest-earning assets increased $251.2 million, or 11.8%, and average loans increased $157.0 million, or 8.9%.

Provision for Loan Losses

For the six months ended June 30, 2022, the credit for loan losses decreased $1.0 million, or 88.9%, from $1.1 million for the six months ended June 30, 2021 to $125,000 for the six months ended June 30, 2022. During the six months ended June 30, 2021, the Company adjusted its qualitative factors related to the impact of the COVID-19 pandemic and other economic trends used in the Company’s allowance calculation which resulted in a credit for loan losses of $1.1 million. The Company recorded net charge-offs of $102,000 for the six months ended June 30, 2022, as compared to net charge-offs of $162,000 for the six months ended June 30, 2021.

Non-Interest Income

For the six months ended June 30, 2022, non-interest income was $5.1 million, compared to $5.4 million for the six months ended June 30, 2021. During the same period, service charges and fees increased $562,000, or 14.2%. Other income from loan-level swap fees on commercial loans decreased $37,000, or 63.8%, and income from bank-owned life insurance decreased $35,000, or 3.7%. Mortgage banking income was $469,000 for the six months ended June 30, 2021 due to the sale of fixed rate residential real estate loans to the secondary market. The Company sold $17.6 million of low coupon residential real estate loans to the secondary market during the six months ended June 30, 2021, compared to $277,000 during the six months ended June 30, 2022.

During the six months ended June 30, 2022, the Company reported unrealized losses on marketable equity securities of $501,000, compared to unrealized losses of $83,000 during the six months ended June 30, 2021. During the six months ended June 30, 2022, the Company also reported realized losses on the sale of securities of $4,000, compared to realized losses of $74,000 on the sale of securities during the six months ended June 30, 2021. The Company reported a gain of $141,000 on non-marketable equity investments during the six months ended June 30, 2022, compared to $546,000 during the six months ended June 30, 2021. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes.

During the six months ended June 30, 2021, the Company recognized a loss on interest rate swap termination of $402,000 representing the unamortized portion of a $3.4 million loss associated with the previous termination of a $32.5 million interest rate swap on March 16, 2016. The unamortized portion of the loss was previously reported in accumulated other comprehensive income and amortized through interest expense, however, as the previously hedged item was discontinued, the Company accelerated the remaining unamortized loss.

Non-Interest Expense

For the six months ended June 30, 2022, non-interest expense increased $1.9 million, or 7.0%, to $28.9 million, compared to $27.0 million for the six months ended June 30, 2021. The increase in non-interest expense was primarily due to an increase in salaries and employee benefits of $739,000, or 4.7%, due to normal annual salary increases as well as higher compensation incentive costs to support overall franchise growth. The increase in salary related expenses was also partially due to a decrease of $279,000 in deferred direct origination costs associated with Round 3 of PPP loans. The origination costs were recorded against salary expense during the six months ended June 30, 2021.

Other non-interest expense increased $702,000, or 17.5%, professional fees increased $163,000, or 14.4%, occupancy expense increased $152,000, or 6.4%, advertising expense increased $126,000, or 18.4%, furniture and equipment expense increased $79,000, or 7.9%, data processing expenses decreased $25,000, or 1.7%, and FDIC insurance expense decreased $3,000, or 0.6%. During the six months ended June 30, 2021, the Company prepaid $32.5 million of FHLB borrowings resulting in a loss of $45,000. For the six months ended June 30, 2022, the adjusted efficiency ratio, a non-GAAP financial measure, was 66.4%, compared to 65.3% for the six months ended June 30, 2021. The adjusted efficiency ratio is a non-GAAP measure. See pages 18-21 for the related efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the six months ended June 30, 2022 was $3.6 million, representing an effective tax rate of 24.7%, compared to $3.9 million, representing an effective tax rate of 25.5%, for six months ended June 30, 2021.

Balance Sheet

At June 30, 2022, total assets were $2.6 billion, an increase of $38.9 million, or 1.5%, from December 31, 2021. During the six months ended June 30, 2022, cash and cash equivalents decreased $55.9 million, or 54.1%, to $47.5 million, investment securities decreased $22.3 million, or 5.2%, to $406.2 million and total loans increased $111.0 million, or 6.0%, to $2.0 billion.

Investments

At June 30, 2022, the Company’s available-for-sale securities portfolio decreased $33.4 million, or 17.2%, from $194.4 million at December 31, 2021 to $160.9 million at June 30, 2022. The held-to-maturity securities portfolio, recorded at amortized cost, increased $11.5 million, or 5.2%, from $222.3 million at December 31, 2021 to $233.8 million at June 30, 2022. The marketable equity securities portfolio decreased $443,000, or 3.7%, from $11.9 million at December 31, 2021 to $11.5 million at June 30, 2022. The primary objective of the investment portfolio is to provide liquidity and maximize income while preserving the safety of principal.

Total Loans

At June 30, 2022, total loans were $2.0 billion, an increase of $111.0 million, or 6.0%, from December 31, 2021. Excluding PPP loans, total loans increased $133.7 million, or 7.3%, driven by an increase in commercial real estate loans of $94.9 million, or 9.7%, partially offset by a decrease in total commercial and industrial loans of $8.8 million, or 3.9%. Excluding a decrease in PPP loans of $22.7 million, or 89.6%, from December 31, 2021, commercial and industrial loans increased $13.9 million, or 6.9%, at June 30, 2022. Residential real estate loans, which include home equity loans, increased $24.2 million, or 3.7%. In accordance with the Company’s asset/liability management strategy, at June 30, 2022, the Company serviced $82.5 million in loans sold to the secondary market, compared to $88.2 million at December 31, 2021. Servicing rights will continue to be retained on all loans written and sold to the secondary market.

The following table is a summary of our outstanding loan balances for the periods indicated:

	June 30, 2022	December 31, 2021
	(Dollars in thousands)

Commercial real estate loans	$1,074,907	$979,969

Residential real estate loans:
Residential	572,700	552,332
Home equity	103,623	99,759
Total residential real estate loans	676,323	652,091

Commercial and industrial loans:
PPP loans	2,631	25,329
Commercial and industrial loans	215,224	201,340
Total commercial and industrial loans	217,855	226,669
Consumer loans	4,457	4,250
Total gross loans	1,973,542	1,862,979
Unamortized PPP loan fees	(133)	(781)
Unamortized premiums and net deferred loans fees and costs	2,291	2,518
Total loans	$1,975,700	$1,864,716

Credit Quality

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. At June 30, 2022, nonperforming loans totaled $4.1 million, or 0.21% of total loans, compared to $5.0 million, or 0.27% of total loans, at December 31, 2021. At June 30, 2022, there were no loans 90 or more days past due and still accruing interest. Nonperforming assets to total assets, was 0.16% at June 30, 2022, compared to 0.20% at December 31, 2021. The allowance for loan losses as a percentage of total loans was 0.99% at June 30, 2022, compared to 1.06% at December 31, 2021. At June 30, 2022, the allowance for loan losses as a percentage of nonperforming loans was 476.5%, compared to 398.6%, at December 31, 2021.

Deposits

At June 30, 2022, total deposits were $2.3 billion, an increase of $45.1 million, or 2.0%, from December 31, 2021, primarily due to an increase in core deposits of $96.7 million, or 5.2%. Core deposits, which the Company defines as all deposits except time deposits, increased from $1.9 billion, or 82.2% of total deposits, at December 31, 2021, to $2.0 billion, or 84.8% of total deposits, at June 30, 2022. Non-interest-bearing deposits increased $6.3 million, or 1.0%, to $647.6 million, interest-bearing checking accounts increased $8.3 million, or 5.7%, to $154.0 million, savings accounts increased $9.1 million, or 4.2%, to $226.7 million, and money market accounts increased $72.9 million, or 8.6%, to $923.2 million. Time deposits decreased $51.6 million, or 12.8%, from $402.0 million at December 31, 2021 to $350.4 million at June 30, 2022. The Company did not have any brokered deposits at June 30, 2022 or December 31, 2021.

Borrowings and Subordinated Debt

At June 30, 2022, total borrowings increased $3.5 million, or 15.7%, from $22.3 million at December 31, 2021, to $25.8 million. Other borrowings increased $3.5 million, or 129.6%, to $6.2 million and subordinated debt outstanding totaled $19.7 million at June 30, 2022 and $19.6 million at December 31, 2021.

Capital

At June 30, 2022, shareholders’ equity was $215.3 million, or 8.4% of total assets, compared to $223.7 million, or 8.8% of total assets, at December 31, 2021. The decrease in shareholders’ equity reflects $3.7 million for the repurchase of the Company’s common stock, the payment of regular cash dividends of $2.7 million and an increase in accumulated other comprehensive loss of $14.4 million, partially offset by net income of $10.9 million. Total shares outstanding as of June 30, 2022 were 22,465,991.

Capital Management

The Company’s book value per share was $9.58 at June 30, 2022 compared to $9.87 at December 31, 2021, while tangible book value per share, a non-GAAP financial measure, decreased $0.29, or 3.1%, from $9.21 at December 31, 2021 to $8.92 at June 30, 2022. The change in AOCI reduced the tangible book value per common share by $0.64 as of June 30, 2022, primarily due to the impact of higher interest rates on the fair value of available-for-sale securities.  Tangible book value is a non-GAAP measure. See pages 18-21 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures.

The Company’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements and internal target minimal levels. At June 30, 2022, the Company’s Tier 1 leverage, common equity tier 1 capital, and total risk-based capital ratios were 8.9%, 11.7%, and 13.7%, respectively, and the Bank’s Tier 1 leverage, common equity tier 1 capital, and total risk-based capital ratios were 9.1%, 12.0%, and 13.0%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 6.5%, and 10.00%, respectively.

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, business, measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 impact on the Company’s business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

●	the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19;
●	actions governments, businesses and individuals take in response to the COVID-19 pandemic;
●	the speed and effectiveness of vaccine and treatment developments and their deployment, including public adoption rates of COVID-19 vaccines;
●	the emergence of new COVID-19 variants, such as the Omicron variant, and the response thereto;
●	the pace of recovery when the COVID-19 pandemic subsides;
●	changes in the interest rate environment that reduce margins;
●	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), Basel guidelines, capital requirements and other applicable laws and regulations;
●	the highly competitive industry and market area in which we operate;
●	general economic conditions, either nationally or regionally, resulting in, among other things, a deterioration in credit quality;
●	changes in business conditions and inflation;
●	changes in credit market conditions;
●	the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions;
●	changes in the securities markets which affect investment management revenues;
●	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
●	changes in technology used in the banking business;
●	the soundness of other financial services institutions which may adversely affect our credit risk;

●	certain of our intangible assets may become impaired in the future;
●	our controls and procedures may fail or be circumvented;
●	new lines of business or new products and services, which may subject us to additional risks;
●	changes in key management personnel which may adversely impact our operations;
●	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and
●	other factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
	2022	2022	2021	2021	2021	2022	2021
INTEREST AND DIVIDEND INCOME:
Loans	$18,500	$17,947	$18,089	$18,670	$18,321	$36,447	$37,441
Securities	2,068	1,950	1,763	1,500	1,277	4,018	2,131
Other investments	30	25	25	28	28	55	63
Short-term investments	48	21	49	40	26	69	50
Total interest and dividend income	20,646	19,943	19,926	20,238	19,652	40,589	39,685

INTEREST EXPENSE:
Deposits	990	992	1,091	1,217	1,466	1,982	3.200
Short-term borrowings	10	—	—	—	—	10	458
Long-term debt	—	—	—	—	185	—	197
Subordinated debt	254	253	253	256	197	507	—
Total interest expense	1,254	1,245	1,344	1,473	1,848	2,499	3,855

Net interest and dividend income	19,392	18,698	18,582	18,765	17,804	38,090	35,830

PROVISION (CREDIT) FOR LOAN LOSSES	300	(425)	300	(100)	(1,200)	(125)	(1,125)

Net interest and dividend income after provision (credit) for loan losses	19,092	19,123	18,282	18,865	19,004	38,215	36,955

NON-INTEREST INCOME:
Service charges and fees	2,346	2,174	2,270	2,132	2,075	4,520	3,958
Income from bank-owned life insurance	458	448	486	485	500	906	941
Bank-owned life insurance death benefits	—	—	555	—	—	—	—
(Loss) gain on sales of securities, net	—	(4)	—	2	(12)	(4)	(74)
Unrealized (loss) gain on marketable equity securities	(225)	(276)	(96)	11	6	(501)	(83)
Gain on sale of mortgages	—	2	289	665	242	2	469
Gain on non-marketable equity investments	141	—	352	—	—	141	546
Loss on interest rate swap terminations	—	—	—	—	(402)	—	(402)
Other income	21	4	—	—	—	25	58
Total non-interest income	2,741	2,348	3,856	3,295	2,409	5,089	5,413

NON-INTEREST EXPENSE:
Salaries and employees benefits	8,236	8,239	8,193	8,175	7,973	16,475	15,736
Occupancy	1,177	1,363	1,144	1,124	1,099	2,540	2,388
Furniture and equipment	539	543	548	533	513	1,082	1,003
Data processing	731	723	726	698	758	1,454	1,479
Professional fees	719	577	477	575	589	1,296	1,133
FDIC insurance	234	286	202	273	225	520	523
Advertising	412	399	262	345	347	811	685
Loss on prepayment of borrowings	—	—	—	—	45	—	45
Other	2,385	2,326	2,371	2,295	2,125	4,711	4,009
Total non-interest expense	14,433	14,456	13,923	14,018	13,674	28,889	27,001

INCOME BEFORE INCOME TAXES	7,400	7,015	8,215	8,142	7,739	14,415	15,367

INCOME TAX PROVISION	1,865	1,696	1,995	2,106	2,087	3,561	3,924
NET INCOME	$5,535	$5,319	$6,220	$6,036	$5,652	$10,854	$11,443

Basic earnings per share	$0.25	$0.24	$0.28	$0.27	$0.24	$0.49	$0.47
Weighted average shares outstanding	21,991,383	22,100,076	22,097,968	22,620,387	23,722,903	22,045,052	24,102,416
Diluted earnings per share	$0.25	$0.24	$0.28	$0.27	$0.24	$0.49	$0.47
Weighted average diluted shares outstanding	22,025,687	22,172,909	22,203,876	22,714,429	23,773,562	22,098,620	24,156,450

Other Data:
Return on average assets (1)	0.87%	0.85%	0.97%	0.96%	0.92%	0.86%	0.95%
Return on average equity (1)	10.22%	9.65%	11.22%	10.85%	10.16%	9.93%	10.25%
Efficiency ratio (2)	64.96%	67.79%	64.38%	63.58%	66.09%	66.35%	65.34%
Net interest margin, on a fully tax-equivalent basis	3.26%	3.20%	3.10%	3.20%	3.08%	3.23%	3.17%

(1)	Annualized.

(2)	The efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, bank-owned life insurance death benefits, gain on non-marketable equity investments, loss on interest rate swap termination and loss on prepayment of borrowings.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021
Cash and cash equivalents	$47,513	$62,898	$103,456	$148,496	$105,494
Available-for-sale securities, at fair value	160,925	173,910	194,352	208,030	231,166
Held to maturity securities, at amortized cost	233,803	237,575	222,272	154,403	107,783
Marketable equity securities, at fair value	11,453	11,643	11,896	11,970	11,936
Federal Home Loan Bank of Boston and other restricted stock - at cost	1,882	2,594	2,594	2,698	4,036

Loans	1,975,700	1,926,285	1,864,716	1,846,150	1,876,988
Allowance for loan losses	(19,560)	(19,308)	(19,787)	(19,837)	(19,870)
Net loans	1,956,140	1,906,977	1,844,929	1,826,313	1,857,118

Bank-owned life insurance	73,801	73,343	72,895	74,286	73,801
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	2,375	2,469	2,563	2,656	2,750
Other assets	76,978	71,542	70,981	69,459	70,035
TOTAL ASSETS	$2,577,357	$2,555,438	$2,538,425	$2,510,798	$2,476,606

Total deposits	$2,301,972	$2,278,164	$2,256,898	$2,230,884	$2,186,459
Short-term borrowings	4,790	—	—	—	—
Long-term debt	1,360	1,686	2,653	3,829	4,990
Subordinated debt	19,653	19,643	19,633	19,623	19,614
Securities pending settlement	—	146	—	—	461
Other liabilities	34,252	36,736	35,553	38,120	41,411
TOTAL LIABILITIES	2,362,027	2,336,375	2,314,737	2,292,456	2,252,935

TOTAL SHAREHOLDERS' EQUITY	215,330	219,063	223,688	218,342	223,671
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,577,357	$2,555,438	$2,538,425	$2,510,798	$2,476,606

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021
Shares outstanding at end of period	22,465,991	22,742,189	22,656,515	22,848,781	24,070,399

Operating results:
Net interest income	$19,392	$18,698	$18,582	$18,765	$17,804
Provision (credit) for loan losses	300	(425)	300	(100)	(1,200)
Non-interest income	2,741	2,348	3,856	3,295	2,409
Non-interest expense	14,433	14,456	13,923	14,018	13,674
Income before income provision for income taxes	7,400	7,015	8,215	8,142	7,739
Income tax provision	1,865	1,696	1,995	2,106	2,087
Net income	5,535	5,319	6,220	6,036	5,652

Performance Ratios:
Net interest margin, on a fully tax-equivalent basis	3.26%	3.20%	3.10%	3.20%	3.08%
Interest rate spread, on a fully tax-equivalent basis	3.17%	3.10%	2.99%	3.09%	2.94%
Return on average assets	0.87%	0.85%	0.97%	0.96%	0.92%
Return on average equity	10.22%	9.65%	11.22%	10.85%	10.16%
Efficiency ratio (non-GAAP)	64.96%	67.79%	64.38%	63.58%	66.09%

Per Common Share Data:
Basic earnings per share	$0.25	$0.24	$0.28	$0.27	$0.24
Per diluted share	0.25	0.24	0.28	0.27	0.24
Cash dividend declared	0.06	0.06	0.05	0.05	0.05
Book value per share	9.58	9.63	9.87	9.56	9.29
Tangible book value per share (non-GAAP)	8.92	8.97	9.21	8.89	8.66

Asset Quality:
30-89 day delinquent loans	$1,063	$1,407	$1,102	$1,619	$2,607
90 days or more delinquent loans	1,149	1,401	1,039	1,446	1,808
Total delinquent loans	2,212	2,808	2,141	3,065	4,415
Total delinquent loans as a percentage of total loans	0.11%	0.15%	0.11%	0.17%	0.24%
Total delinquent loans as a percentage of total loans, excluding PPP	0.11%	0.15%	0.12%	0.17%	0.25%
Nonperforming loans	$4,105	$3,988	$4,964	$5,632	$5,989
Nonperforming loans as a percentage of total loans	0.21%	0.21%	0.27%	0.31%	0.32%
Nonperforming loans as a percentage of total loans, excluding PPP	0.21%	0.21%	0.27%	0.32%	0.34%
Nonperforming assets as a percentage of total assets	0.16%	0.16%	0.20%	0.22%	0.24%
Nonperforming assets as a percentage of total assets, excluding PPP	0.16%	0.16%	0.20%	0.23%	0.25%
Allowance for loan losses as a percentage of nonperforming loans	476.49%	484.15%	398.61%	352.22%	331.77%
Allowance for loan losses as a percentage of total loans	0.99%	1.00%	1.06%	1.07%	1.06%
Allowance for loan losses as a percentage of total loans, excluding PPP	0.99%	1.01%	1.08%	1.11%	1.12%
Net loan charge-offs (recoveries)	$48	$54	$350	$(67)	$157
Net loan charge-offs as a percentage of average assets	0.00%	0.00%	0.01%	0.00%	0.01%

The following tables set forth the information relating to our average balances and net interest income for the three months ended June 30, 2022, December 31, 2021, and June 30, 2021 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	June 30, 2022			December 31, 2021			June 30, 2021
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest(8)	Cost(9)	Balance	Interest(8)	Cost(9)	Balance	Interest(8)	Cost(9)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,949,464	$18,624	3.83%	$1,850,162	$18,197	3.90%	$1,911,323	$18,425	3.87%
Securities(2)	414,226	2,068	2.00	401,811	1,764	1.74	293,991	1,278	1.74
Other investments	9,892	30	1.22	10,654	25	0.93	10,114	28	1.11
Short-term investments(3)	24,944	48	0.77	131,770	49	0.15	114,883	26	0.09
Total interest-earning assets	2,398,526	20,770	3.47	2,394,397	20,035	3.32	2,330,311	19,757	3.40
Total non-interest-earning assets	153,939			149,151			147,545
Total assets	$2,552,465			$2,543,548			$2,477,856

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$137,984	105	0.31%	$132,028	106	0.32%	$100,455	92	0.37%
Savings accounts	224,487	48	0.09	214,961	36	0.07	206,302	47	0.09
Money market accounts	910,801	549	0.24	849,023	546	0.26	766,378	650	0.34
Time deposit accounts	365,383	288	0.32	410,149	403	0.39	487,712	677	0.56
Total interest-bearing deposits	1,638,655	990	0.24	1,606,161	1,091	0.27	1,560,847	1,466	0.38
Short-term borrowings and long-term debt	25,829	264	4.10	22,614	253	4.44	54,459	382	2.81
Total interest-bearing liabilities	1,664,484	1,254	0.30	1,628,775	1,344	0.33	1,615,306	1,848	0.46
Non-interest-bearing deposits	635,678			654,334			603,270
Other non-interest-bearing liabilities	35,076			40,428			36,043
Total non-interest-bearing liabilities	670,754			694,762			639,313
Total liabilities	2,335,238			2,323,537			2,254,619
Total equity	217,227			220,011			223,237
Total liabilities and equity	$2,552,465			$2,543,548			$2,477,856
Less: Tax-equivalent adjustment (2)		(124)			(109)			(105)
Net interest and dividend income		$19,392			$18,582			$17,804
Net interest rate spread (4)			3.15%			2.97%			2.92%
Net interest rate spread, on a tax-equivalent basis (5)			3.17%			2.99%			2.94%
Net interest margin (6)			3.24%			3.08%			3.06%
Net interest margin, on a tax-equivalent basis (7)			3.26%			3.10%			3.08%
Ratio of average interest-earning assets to average interest-bearing liabilities			144.10%			147.01%			144.26%

The following tables set forth the information relating to our average balances and net interest income for the six months ended June 30, 2022 and 2021 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Six Months Ended June 30,
	2022			2021
	Average Balance	Interest (8)	Average Yield/ Cost(9)	Average Balance	Interest (8)	Average Yield/ Cost(9)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,922,318	$36,690	3.85%	$1,917,366	$37,648	3.96%
Securities(2)	418,806	4,019	1.94	260,845	2,131	1.65
Other investments	10,241	55	1.08	9,889	63	1.28
Short-term investments(3)	40,899	69	0.34	104,999	50	0.10
Total interest-earning assets	2,392,264	40,833	3.44	2,293,099	39,892	3.51
Total non-interest-earning assets	148,815			146,709
Total assets	$2,541,079			$2,439,808

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$135,104	200	0.30%	$95,507	198	0.42%
Savings accounts	221,484	83	0.08	196,812	83	0.09
Money market accounts	894,687	1,070	0.24	721,270	1,303	0.36
Time deposit accounts	377,158	629	0.34	527,188	1,616	0.62
Total interest-bearing deposits	1,628,433	1,982	0.25	1,540,777	3,200	0.42
Short-term borrowings and long-term debt	24,164	517	4.31	53,569	655	2.47
Total interest-bearing liabilities	1,652,597	2,499	0.30	1,594,346	3,855	0.49
Non-interest-bearing deposits	634,387			582,541
Other non-interest-bearing liabilities	33,721			37,829
Total non-interest-bearing liabilities	668,108			620,370

Total liabilities	2,320,705			2,214,716
Total equity	220,374			225,092
Total liabilities and equity	$2,541,079			$2,439,808
Less: Tax-equivalent adjustment (2)		(244)			(207)
Net interest and dividend income		$38,090			$35,830
Net interest rate spread (4)			3.12%			3.00%
Net interest rate spread, on a tax-equivalent basis (5)			3.14%			3.02%
Net interest margin (6)			3.21%			3.15%
Net interest margin, on a tax-equivalent basis (7)			3.23%			3.17%
Ratio of average interest-earning assets to average interest-bearing liabilities			144.76%			143.83%

(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.

(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.

(3)	Short-term investments include federal funds sold.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the tax-equivalent weighted average cost of interest-bearing liabilities.

(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.

(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

(8)	Acquired loans, time deposits and borrowings are recorded at fair value at the time of acquisition. The fair value marks on the loans, time deposits and borrowings acquired accrete and amortize into net interest income over time. For the three months ended June 30, 2022, December 31, 2021 and June 30, 2021, the loan accretion income and interest expense reduction on time deposits and borrowings increased (decreased) net interest income $64,000, ($31,000) and $(33,000), respectively, and for the six months ended June 30, 2022 and June 30, 2021, the loan accretion income and interest expense reduction on time deposits and borrowings increased (decreased) net interest income $103,000 and $(78,000), respectively. Excluding these items, net interest margin, on a tax-equivalent basis, for the three months ended June 30, 2022, December 31, 2021 and June 30, 2021 was 3.25%, 3.10% and 3.09%, respectively, and the net interest margin, on a tax-equivalent basis, for the six months ended June 30, 2022 and June 30, 2021 was 3.22% and 3.18%, respectively.

(9)	Annualized.

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	For the quarter ended
	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
			(In thousands)

Loans (no tax adjustment)	$18,500	$17,947	$18,089	$18,670	$18,321
Tax-equivalent adjustment	124	120	108	106	104
Loans (tax-equivalent basis)	$18,624	$18,067	$18,197	$18,776	$18,425

Securities (no tax adjustment)	$2,068	$1,950	$1,763	$1,500	$1,277
Tax-equivalent adjustment	—	—	1	1	1
Securities (tax-equivalent basis)	$2,068	$1,950	$1,764	$1,501	$1,278

Net interest income (no tax adjustment)	$19,392	$18,698	$18,582	$18,765	$17,804
Tax equivalent adjustment	124	120	109	107	105
Net interest income (tax-equivalent basis)	$19,516	$18,818	$18,691	$18,872	$17,909

Net interest income (no tax adjustment)	$19,392	$18,698	$18,582	$18,765	$17,804
Less:
Purchase accounting adjustments	64	39	(31)	56	(33)
Prepayment penalties and fees	26	21	21	8	117
PPP fee income	129	562	973	1,757	1,627
Adjusted net interest income (non-GAAP)	$19,173	$18,076	$17,619	$16,944	$16,093

Average interest-earning assets	$2,398,526	$2,385,932	$2,394,397	$2,337,717	$2,330,311

Average interest-earnings asset, excluding average PPP loans	$2,395,463	$2,370,852	$2,352,858	$2,257,346	$2,174,716
Net interest margin (no tax adjustment)	3.24%	3.18%	3.08%	3.18%	3.06%
Net interest margin, tax-equivalent	3.26%	3.20%	3.10%	3.20%	3.08%
Adjusted net interest margin, excluding purchase accounting adjustments, PPP fee income and prepayment penalties (non-GAAP)	3.21%	3.10%	2.97%	2.98%	2.97%

	For the quarter ended
	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
			(In thousands)

Book Value per Share (GAAP)	$9.58	$9.63	$9.87	$9.56	$9.29
Non-GAAP adjustments:
Goodwill	(0.55)	(0.55)	(0.55)	(0.55)	(0.52)
Core deposit intangible	(0.11)	(0.11)	(0.11)	(0.12)	(0.11)
Tangible Book Value per Share (non-GAAP)	$8.92	$8.97	$9.21	$8.89	$8.66

Income Before Income Taxes (GAAP)	$7,400	$7,015	$8,215	$8,142	$7,739

Provision (credit) for loan losses	300	(425)	300	(100)	(1,200)
Income Before Taxes and Provision (non-GAAP)	$7,700	$6,590	$8,515	$8,042	$6,539

Efficiency Ratio:
Non-interest Expense (GAAP)	$14,433	$14,456	$13,923	$14,018	$13,674
Non-GAAP adjustments:
Loss on prepayment of borrowings	—	—	—	—	(45)
Non-interest Expense for Efficiency Ratio (non-GAAP)	$14,433	$14,456	$13,923	$14,018	$13,629

Net Interest Income (GAAP)	$19,392	$18,698	$18,582	$18,765	$17,804

Non-interest Income (GAAP)	$2,741	$2,348	$3,856	$3,295	$2,409
Non-GAAP adjustments:
Bank-owned life insurance death benefit	—	—	(555)	—	—
Loss (gain) on securities, net	—	4	—	(2)	12
Unrealized losses (gains) on marketable equity securities	225	276	96	(11)	(6)
Loss on interest rate swap termination	—	—	—	—	402
Gain on non-marketable equity investments	(141)	—	(352)	—	—
Non-interest Income for Efficiency Ratio (non-GAAP)_	$2,825	$2,628	$3,045	$3,282	$2,817
Total Revenue for Efficiency Ratio (non-GAAP)	$22,217	$21,326	$21,627	$22,047	$20,621

Efficiency Ratio (GAAP)	65.21%	68.69%	62.05%	63.54%	67.65%

Efficiency Ratio (Non-interest Expense for Efficiency Ratio (non-GAAP)/Total Revenue for Efficiency Ratio (non-GAAP))	64.96%	67.79%	64.38%	63.58%	66.09%

	For the six months ended
	6/30/2022	6/30/2021
	(In thousands)

Loans (no tax adjustment)	$36,447	$37,441
Tax-equivalent adjustment	244	207
Loans (tax-equivalent basis)	$36,691	$37,648

Securities (no tax adjustment)	$4,018	$2,131
Tax-equivalent adjustment	—	—
Securities (tax-equivalent basis)	$4,018	$2,131

Net interest income (no tax adjustment)	$38,090	$35,830
Tax equivalent adjustment	244	207

Net interest income (tax-equivalent basis)	$38,334	$36,037

Net interest income (no tax adjustment)	$38,090	$35,830
Less:
Purchase accounting adjustments	103	(78)
Prepayment penalties and fees	48	152
PPP fee income	691	4,038

Adjusted net interest income (non-GAAP)	$37,248	$31,718

Average interest-earning assets	$2,392,264	$2,293,099

Average interest-earnings asset, excluding average PPP loans	$2,383,226	$2,132,050
Net interest margin (no tax adjustment)	3.21%	3.15%
Net interest margin, tax-equivalent	3.23%	3.17%
Adjusted net interest margin, excluding purchase accounting adjustments, PPP fee income and prepayment penalties (non-GAAP)	3.16%	2.99%

	For the six months ended
	6/30/2022	6/30/2021
	(In thousands)

Book Value per Share (GAAP)	$9.58	$9.29
Non-GAAP adjustments:
Goodwill	(0.55)	(0.52)
Core deposit intangible	(0.11)	(0.11)
Tangible Book Value per Share (non-GAAP)	$8.92	$8.66

Income Before Income Taxes (GAAP)	$14,415	$15,367

(Credit) provision for loan losses	(125)	(1,125)
Income Before Taxes and Provision (non-GAAP)	$14,290	$14,242

Efficiency Ratio:

Non-interest Expense (GAAP)	$28,889	$27,001
Non-GAAP adjustments:
Loss on prepayment of borrowings	—	(45)
Non-interest Expense for Efficiency Ratio (non-GAAP)	$28,889	$26,956

Net Interest Income (GAAP)	$38,090	$35,830

Non-interest Income (GAAP)	$5,089	$5,413
Non-GAAP adjustments:
Loss on securities, net	4	74
Unrealized losses on marketable equity securities	501	83
Loss on interest rate swap termination	—	402
Gain on non-marketable equity investments	(141)	(546)
Non-interest Income for Efficiency Ratio (non-GAAP)_	$5,453	$5,426

Total Revenue for Efficiency Ratio (non-GAAP)	$43,543	$41,256

Efficiency Ratio (GAAP)	66.91%	65.47%

Efficiency Ratio (Non-interest Expense for Efficiency Ratio (non-GAAP)/Total Revenue for Efficiency Ratio (non-GAAP))	66.35%	65.34%